Exhibit 99.1

Dex Media Reconfirms 2004 Guidance and Issues 2005 Guidance

DENVER, Jan. 5, 2005 — Dex Media, Inc. (NYSE: DEX) today reconfirmed its full-year 2004 guidance, including adjusted free cash flow of approximately $485 million, comprised of estimated cash flow from operations of $490 million less estimated capital expenditures of $55 million plus IPO-related cash requirements of $50 million; debt paydown of approximately $460 million; an adjusted EBITDA margin of approximately 56 percent; and adjusted revenue growth between 1.2 percent and 1.3 percent.

Additionally, Dex Media is providing general full-year 2005 guidance, which includes an expectation that free cash flow will increase over 2004, in part due to a decrease in capital expenditures and an improved capital structure with debt paydown (before giving effect to dividend payments) approximating one-half turn of leverage; and an adjusted EBITDA margin percentage and full-year revenue growth rate, while fluctuating on a quarterly basis, consistent with 2004 results.

Adjusted free cash flow and adjusted EBITDA are non-GAAP measures. Management believes that providing guidance on these non-GAAP measures enables investors to better assess and understand the company’s ability to meet debt service, make capital expenditures and meet its working capital requirements. Dex Media does not intend for the information to be considered in isolation or as a substitute for GAAP measures. Other companies may define similar measures differently.

About Dex Media, Inc.

Dex Media, Inc. is the exclusive publisher of the official White and Yellow Pages directories in print, Internet and CD-ROM for Qwest Communications International Inc. The company publishes 269 directories in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. The company’s leading Internet based directory, DexOnline.com, is the most used Internet Yellow Pages in the states Dex Media serves, according to market research firm comScore. In 2003, after giving effect to the acquisition of Dex Media West, LLC, Dex Media, Inc. generated revenues of approximately $1.6 billion.

Safe Harbor for Forward-Looking and Cautionary Statements

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements.

The following factors, among others, could affect future results: continuing weakness in the U.S. economy; increased competitive pressure from other directory publishers or media companies; changes in interest rates or a reduction in Dex Media’s cash flow that could impair Dex Media’s ability to service its debt obligations; Dex Media’s high level of indebtedness; and risks related to the start-up of new print or Internet directories and media services.

Other factors that could materially affect actual results can be found in Dex Media’s filings with the Securities and Exchange Commission. Many of these factors are beyond the company’s ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this press release. Dex Media undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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Media Contact:	Investor Contact:
Pat Nichols 303-784-1555 pat.nichols@dexmedia.com	Brooke Martellaro 866-545-2900 brooke.martellaro@dexmedia.com